Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Recon Technology, Ltd

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees Previously Paid	Equity	Ordinary Shares exercisable upon exercise of the Warrants	457(g)	10,002,500(2)	$0.80	$8,002,000	0.0001102	$881.82
Fees Previously Paid	Equity	Warrants to purchase Ordinary Shares	457(g)	10,002,500	$ -	$ -	-	(3)
	Total Offering Amounts					$8,002,000	-	-
	Total Fees Previously Paid							0
	Total Fee Offsets							0
	Net Fee Due							$881.82

(1)    Pursuant to Rule 416 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the securities offered hereby shall be deemed to cover additional securities to be offered to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)    Represents 10,002,500 Ordinary Shares issuable upon the exercise of ordinary share purchase warrants to purchase one Ordinary Share at an exercise price of $0.80 issued to certain selling shareholders on March 15, 2023.

(3)    No separate registration fee is required pursuant to Rule 457(g) under the Securities Act.